Exhibit 99.2

Kimpton Partners with Wag! to Bring Dog Walking Services to Guests Nationwide

NEWS PROVIDED BY

Kimpton Hotels & Restaurants

May 11, 2022, 09:00 ET

KimptonXWag! Giving Away 1,000 Free Walks to Kick Off Partnership

SAN FRANCISCO, May 11, 2022 /PRNewswire/ -- Today, Kimpton Hotels & Restaurants, part of IHG Hotels & Resorts' Luxury & Lifestyle Collection, announced an exclusive partnership with Wag!, a mobile-first platform that connects pet parents with professional pet caregivers for pet boarding, sitting and walking. Kimpton is the first major hotel brand to offer on-property and at-home walks and drop-ins through a pet service provider like Wag! for guests staying at any of their 65+ properties in the US. This new partnership complements Kimpton's current pet-friendly amenities by providing guests with access to new priority pet services.

To kick it off, KimptonXWag! will gift 1,000 free 20-minute services (either walks or drop-ins) for guests staying at one of Kimpton's participating properties. In addition, Kimpton guests will have access to a complimentary month of Wag! Premium with every stay. With Wag! Premium guests receive 10% off every pet service booked, waived booking fees and 24/7 access to advice from credentialed veterinary professionals for more peace of mind whether they are bringing their pet with them on the road or scheduling pet services while they are away. Kimpton takes pride in providing best-in-class benefits and perks to its people too and, as a result, all Kimpton employees will be provided a Wag! Premium subscription and access to redeem one of the 1,000 free walks, as long as supplies last.

Pet travel has increased steadily over the last two decades, with 45 percent of dog owners taking their pup with them when they travel for at least two nights, according to a 2020 survey. The pandemic has only added to the number of people traveling with pets as nearly 1 in 5 households report they adopted a pet during COVID. Kimpton has always been committed to providing a pet-friendly experience for guests, and through this partnership with Wag!, the brand now provides guests with more offerings and experiences that meet the evolving needs of today's traveler.

"With the emergence of remote work, guests are used to spending more time with their pets, and so it's not surprising that as travel picks up, our guests are opting to bring their pets with them," said Kathleen Reidenbach, Chief Commercial Officer at Kimpton. "We understand how hard it is to leave pets behind, so we are thrilled that this partnership with Wag! will take some of the stress off our guests, allowing them to make the most of their travels while ensuring their furry family members are well taken care of on the road or at home."

"We're thrilled to partner with Kimpton Hotels to make it easier than ever for guests to take care of their pets when they travel," said Garrett Smallwood, CEO of Wag!. "Both the Wag! and Kimpton teams live by the adage that 'pets are family,' and we know that Kimpton pet parents feel the same. With access to 24/7 veterinary advice during your stay and support from local Pet Caregivers through this partnership Kimpton guests can have a stress-free vacation knowing Kimpton and Wag! have all their pet needs covered."

In celebration of this partnership, KimptonXWag! have also released a limited-edition dog bathrobe with a stylish custom patch. These dog robes are inspired by Kimpton's beloved signature robe collection. The limited edition KimptonXWag! dog robes are available for purchase at www.kimptonstyle.com.

Kimpton Pet Policy + Amenities
Kimpton has been a pet-friendly boutique hotel brand since its founding in 1981 — even its founder, Bill Kimpton, would bring his dog, Chianti, to work knowing that dogs have the innate ability to lift spirits. At all Kimptons, guests are welcome to bring their furry, feathery or scaly family member — no matter their size, weight, or breed, all at no extra charge. If a guest's pet fits through the door, Kimpton welcomes them in.

In addition to this Wag! partnership, Kimpton offers a variety of ongoing pet-friendly amenities including lush pet-bed loaners in guest rooms, treats, water bowls and mats; a concierge list of nearby pet-friendly restaurants, parks, groomers and pet boutiques; door hangers to alert other hotel guests and staff that a cat, dog, or other beloved pet is in the room; courtesy bags; and more. Plus, at certain properties Directors of Pet Relations are on hand to give guests and their buddies a tail-wagging welcome.

Kimpton guests can redeem one of the 1,000 free walks (available while supplies last) by reaching out to @Kimpton on Twitter or Instagram for a one-time-use custom discount code. Front desk staff will also share information with guests on how to access Wag! Premium to set up a Wag! service on property or at home.

For more information about the KimptonXWag! partnership visit Kimpton's Pet page, check out this blog post and follow along on social @Kimpton, @wag and #KimptonXWag!

ABOUT KIMPTON HOTELS & RESTAURANTS
San Francisco-based Kimpton Hotels & Restaurants is the original boutique hotel company, which pioneered the concept of unique, distinctive, design-forward hotels in the United States in 1981. Anchored in one-of-a-kind experiences, Kimpton now operates more than 60 hotels and 80 restaurants, bars and lounges across urban locations, resort destinations and up-and-coming markets in the United States, Canada, Europe, Caribbean and Greater China. Kimpton spaces and experiences center on its guests, offering inspiring design to forward-thinking flavors that feed the soul. Every detail is thoughtfully curated and artfully delivered, so that guest experiences remain meaningful, unscripted and ridiculously personal. In January 2015, Kimpton became part of the IHG Hotels & Resorts (IHG) family of hotel brands. For more information, visit www.KimptonHotels.com.

ABOUT WAG!
Wag! strives to be the #1 app for pet parents, offering access to 5-star dog walking, pet sitting, expert pet advice and training from local pet caregivers nationwide. Wag!'s community of over 400,000 pet caregivers are pet people, and it shows. Making pet parents happy is what Wag! does best. With safety and happiness at the forefront, pet caregivers with Wag! have a trusted record of experience with over 12.1 million pet care services completed by pet caregivers on the Wag! Platform and over $325 million total bookings across all 50 states, resulting in more than 96% of services earning 5 stars. For more information, visit wag.co.

Media contact:
Parker Butler
kimpton@allisonpr.com

SOURCE Kimpton Hotels & Restaurants